Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

ARC REALTY FINANCE TRUST, INC.

SUPPLEMENT NO. 7, DATED NOVEMBER 6, 2014,
TO THE PROSPECTUS, DATED APRIL 22, 2014

This prospectus supplement, or this Supplement No. 7, is part of the prospectus of ARC Realty Finance Trust, Inc., or the Company, dated April 22, 2014, or the Prospectus, as supplemented by Supplement No. 6, dated October 21, 2014, or Supplement No. 6. This Supplement No. 7 supplements, modifies, supersedes and replaces certain information contained in our Prospectus and Supplement No. 6 and should be read in conjunction with our Prospectus and Supplement No. 6. This Supplement No. 7 will be delivered with the Prospectus and Supplement No. 6. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the Prospectus, as supplemented from time to time, unless the context otherwise requires.

The purposes of this Supplement No. 7 are to, among other things:

  update certain operating information;

  update our risk factors; and

  update prior performance information.

OPERATING INFORMATION

Independence from Accounting Issues Identified by American Realty Capital Properties, Inc.

Since the announcement on October 29, 2014, by American Realty Capital Properties, Inc., or ARCP, a publicly-traded REIT previously sponsored by the parent of our sponsor, relating to certain ARCP accounting misstatements, our sponsor and our dealer manager have engaged in continuous dialogue with the soliciting dealers through which our offering is distributed to clarify that ARCP is a separate publicly-listed company and is not affiliated with us, and we and ARCP have independent accounting teams and no overlapping accounting and control systems. Our sponsor and dealer manager believe that the independent broker-dealer community remains supportive of direct investment products sponsored by our sponsor, including our offering, and are providing the soliciting dealers with requested information in order to maintain distribution relationships.

PROSPECTUS UPDATES

Risk Factors

The following disclosure is hereby inserted as a new risk factor under the section “Risk Factors—Risks Related to an Investment in ARC Realty Finance Trust, Inc.” beginning on page 31 of the Prospectus.

“Recent disclosures made by American Realty Capital Properties, Inc., or ARCP, an entity previously sponsored by the parent of our sponsor, regarding certain accounting errors have led to the temporary suspension of selling agreements by certain soliciting dealers.

ARCP recently announced that its audit committee had concluded that the previously issued financial statements and other financial information contained in certain public filings should no longer be relied upon as a result of certain accounting errors that were not corrected after being discovered. These accounting errors resulted in the resignations of ARCP’s former chief financial officer and its former chief accounting officer. ARCP’s former chief financial officer is one of the non-controlling owners of the parent of our sponsor, but does not have a role in the management of our sponsor’s or our business.

As a result of this announcement, a number of broker-dealer firms that had been participating in the distribution of offerings of public, non-listed REITs sponsored directly or indirectly by the parent of our sponsor have temporarily suspended their participation in the distribution of those offerings, including ours. These temporary suspensions, as well as any future suspensions, could have a material adverse effect on our ability to raise additional capital. We cannot predict the length of time these temporary suspensions will continue, or whether such soliciting dealers will reinstate their participation in the distribution of our offering. See “—If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make and the value of your investment in us will fluctuate with the performance of the specific investments we acquire.””

Prior Performance Summary

The following disclosure is hereby inserted after the second paragraph under the section “Programs of Our Sponsor—American Realty Capital Properties, Inc.” as included in Supplement No. 6.

“On October 29, 2014, American Realty Capital Properties, Inc. (“ARCP”), a publicly-traded REIT previously sponsored by the parent of our sponsor, announced that its audit committee had concluded that the previously issued financial statements and other financial information contained in certain public filings, should no longer be relied upon. This conclusion was based on the preliminary findings of an investigation conducted by ARCP’s audit committee which concluded that certain accounting errors were made that were not corrected after being discovered, resulting in an overstatement of AFFO and an understatement of ARCP's net loss for the three and six months ended June 30, 2014. ARCP also announced the resignation of its chief financial officer who is one of the non-controlling owners of the parent of our sponsor, but does not have a role in the management of our sponsor’s or our business.  Although ARCP was previously sponsored by the parent of our sponsor, ARCP is a separate company that is no longer sponsored by the parent of our sponsor.  Our chief executive officer and chairman of our board of directors and one of our independent directors are each a director of ARCP.  See “Management—Executive Officers and Directors” for more information. We and ARCP have independent accounting teams as well as separate and unique accounting systems, and no shared accounting resources.”